Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Crinetics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c)	8,333,334	$38.29	$319,083,359	$0.0001476	$47,097

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$319,083,359		$47,097

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$47,097

(1)

Represents shares offered by the selling stockholders identified in this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of shares of common stock which may be issued with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price have been determined on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on March 18, 2024.